SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
of 1934
                             (Amendment No.    )

Filed by the Registrant[ ]

Filed by a Party other than the Registrant[X]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12


                          EXECUTIVE TELECARD, LTD.
              (Name of Registrant as Specified in Its Charter)


                            GORSUCH KIRGIS L.L.C.
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.
     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:
[X]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:


                          EXECUTIVE TELECARD, LTD.
                                 8 AVENUE C
                           NANUET, NEW YORK 10954

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JULY 26, 1996

                      --------------------------------

To the Stockholders of Executive TeleCard, Ltd.:

     NOTICE HEREBY IS GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Executive TeleCard, Ltd., a Delaware corporation (the "Company"), will be held on Friday, July 26, 1996 at the Westchester Marriott, 670 White Plains Road, Tarrytown, New York 10591 at 10:00 a.m. Eastern Time, and thereafter as it may from time to time be adjourned, for the purposes stated below:

     1. The election of six (6) directors of the Company to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified;

     2. The ratification of the appointment of BDO Seidman, LLP as the independent certified public accountants of the Company for the fiscal year ending March 31, 1997;

     3. The approval of an amendment to the Company's Certificate of Incorporation increasing the authorized number of shares of the Company's Common Stock to 100,000,000 shares;

     4. The approval of an amendment to the Company's Certificate of Incorporation authorizing the issuance of up to 5,000,000 shares of a new class of preferred stock;


     5. The approval of an amendment to the Company's Certificate of Incorporation adding a provision that requires any action required or permitted to be taken by the stockholders to be effected at a duly called annual or special meeting of stockholders and not by a consent in writing by stockholders;


     6. The approval and ratification of the Company's 1995 Employee Stock Option and Appreciation Rights Plan;

     7. The approval and ratification of the Company's 1995 Directors Stock Option and Appreciation Rights Plan; and

     8. The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

     All stockholders of the Company are cordially invited to attend the Meeting. Only holders of record of the Company's $.001 par value Common Stock at the close of business on June 14, 1996, will be entitled to notice of and to vote at the Meeting and any adjournment or adjournments thereof. The stock transfer books of the Company will not be closed.

     All stockholders, whether or not they expect to be present at the Meeting in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a Proxy will not affect your right to vote in person if you attend the Meeting.

                                BY ORDER OF THE BOARD OF DIRECTORS



June 27, 1996                   Edward J. Gerrity, Jr.

                                Chairman of the Board

                          EXECUTIVE TELECARD, LTD.
                                 8 AVENUE C
                           NANUET, NEW YORK 10954
                          Telephone: (914) 627-2060
                         Telecopier: (914) 627-3631

                               PROXY STATEMENT
                   FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JULY 26, 1996


     The enclosed Proxy is solicited by and on behalf of the Board of Directors of Executive TeleCard, Ltd., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders for fiscal 1996 (the "Meeting") to be held on July 26, 1996 at 10:00 a.m. Eastern Time, at the Westchester Marriott, 670 White Plains Road, Tarrytown, New York 10591 and any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's stockholders on June 27, 1996.


     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by (i) giving a later dated written revocation of Proxy to the Company, (ii) providing a later dated amended Proxy to the Company, or (iii) voting in person at the Meeting. The expense of soliciting Proxies, including the cost of preparing, assembling and mailing this Proxy material to stockholders, will be borne by the Company. It is anticipated that solicitations of Proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its directors, officers and employees to solicit Proxies personally or by telephone, without additional salary or compensation to them therefor. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for the reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid Proxies will be voted in accordance therewith at the Meeting.


                    SHARES OUTSTANDING AND VOTING RIGHTS


     All voting rights are vested exclusively in the holders of the Company's $.001 par value common stock ("Common Stock"), and only stockholders of record at the close of business on Friday, June 14, 1996, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On June 14, 1996, the Company had 14,408,626 shares of its Common Stock outstanding, each share of which is entitled to one vote on all matters to be voted upon at the Meeting, including the election of Directors. Cumulative voting in the election of Directors is not permitted. All references in this Proxy Statement to share numbers include any stock dividends distributed through March 31, 1996, where applicable. Such references do not, however, include a proposed 10% stock dividend to stockholders of record as of June 14, 1996 which dividend will be effective only if the stockholders approve the proposal for the increase in the authorized number of shares of Common Stock. See "Proposal to Increase Authorized Shares of Common Stock" below.


     A majority of the Company's outstanding Common Stock represented in person or by Proxy and entitled to vote will constitute a quorum at the Meeting. Any stockholder present in person or by Proxy who abstains from voting on any particular matter described herein will be counted for purposes of determining a quorum. For purposes of voting on the matters described herein, at any meeting of stockholders at which a quorum is present, the affirmative vote of a plurality of the shares of Common Stock present or represented by Proxy at the Meeting is required to elect the six nominees for Directors. The affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote will be required to approve the amendments to the Certificate of Incorporation. The affirmative vote of a majority of the shares present or represented by Proxy at the Meeting will be required to approve the other matters at the Meeting. In such a case, the aggregate number of votes cast by all stockholders present in person or by Proxy will be used to determine whether a motion will carry. Accordingly, an abstention from voting on a matter by a stockholder present in person or by Proxy at the Meeting will have no effect on the item on which the stockholder abstains from voting. In addition, although broker "non-votes" will be counted for purposes of determining a quorum, they will have no effect on the vote on matters at the Meeting. All valid Proxies received may be voted at the discretion of the Proxies named therein for adjournments or postponements or other matters that may properly come before the Meeting. The Proxies may exercise their discretion to vote all valid Proxies for an adjournment or postponement in the absence of a quorum, to the extent necessary to facilitate the tabulation process, in the event of a judicial occurrence that impacts the Meeting, in the event that the accuracy or adequacy of any material disclosures are materially in doubt, or to the extent necessary to address any alleged deficiency or dispute that may arise at the Meeting.


               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth the number and percentage of shares of the Company's Common Stock owned beneficially, as of May 28, 1996, by any person who is known to the Company to be the beneficial owner of 5% or more of such Common Stock. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

<CAPTION
                               Number of Shares      Percent of
Name and Address                Owned of Record     Common Stock
of Beneficial Owner           and Beneficially(1)    Outstanding

Network Data Systems
 Limited(2)(3)                     1,565,976            10.9%
44 The Fairways II
Cranberry Village
Colingwood, Ontario L9Y 459

(1) For purposes of this table, "beneficial ownership" is used as defined in Rule 13d-3 of the Securities and Exchange Act of 1934, as amended.

(2) Pursuant to an agreement between the Company and NDS dated March 27, 1995 (the "Settlement Agreement"), NDS has granted to the Company an irrevocable proxy for two years beginning April 1995 to attend general and special meetings of the stockholders of the Company with full power to vote all of the Company's shares beneficially owned or controlled by NDS in favor of the nominees for Director proposed by the Board. The Settlement Agreement resolved certain claims and potential claims by and between the Company and NDS arising out of the purchase and sale of Company stock by NDS. Pursuant to the Settlement Agreement, NDS paid the sum of $350,000 to the Company and agreed not to compete with the Company or solicit Company employees for three years.


(3)  Includes 336,420 shares (53.4% of 630,000 shares) of the Company's
     Common Stock owned by Residual Corporation. NDS is the shareholder of record of 11,348,500 shares (53.4%) of the outstanding shares of Residual. If all of the 630,000 shares of the Company owned by Residual were included, the number of shares held by NDS would increase to 1,859,556 (12.9%). NDS disclaimed beneficial ownership of the shares owned by Residual in its statement filed with the Company. If the shares owned by Residual were not included, NDS would hold 1,229,556 shares (8.53%).


                      SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number and percentage of shares of the Company's Common Stock owned beneficially, as of May 28, 1996, by each Director and nominee for Director of the Company, by each Executive Officer of the Company, and by all Directors and Executive Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons. For purposes of this disclosure, the amount of the Company's Common Stock beneficially owned is the aggregate number of shares of Common Stock outstanding on such date plus an amount equal to the aggregate amount of Common Stock which could be issued upon the exercise of stock options within 60 days of such date by each individual.

                                    Amount of
                                     Shares
Name and Address                  Beneficially          Percent
of Beneficial Owner                   Owned            of Class

Edward J. Gerrity, Jr.              68,810(1)              *
7 Sunset Lane
Rye, New York 10580

Anthony Balinger                    22,100(1)              *
Room 2503-A, CLI Building
313-317 Hennessy Road
Wanchai, Hong Kong

Stig Sonnerberg                     10,000(1)              *
Stavgardsgatan 76
516130 Bromma, Sweden

David W. Warnes                     10,000(1)              *
1330 Charleston Road
Mountain View, California 94043

Richard A. Krinsley                 25,620(2)              *
201 West Lyon Farm
Greenwich, Connecticut 06831

Ebrahim Ali Abdul Aal              137,802(2)              *
Alia Commercial Centre, 9th Floor
Diplomatic Area
P.O. Box 20620
Manama, State of Bahrain

Robert N. Schuck                  103,309(3)(4)            *
85 Somerset Road
Norwood, New Jersey 07648

Allen Mandel                        69,910(1)              *
9362 S. Mountain Brush Street
Highlands Ranch, Colorado 80126

All Named Executive Officers
and Directors as a Group             447,551             3.1%
(8 persons)(5)
- - ------------------------

* Less than 1%

(1)  Consists solely of options to purchase Common Stock.

(2)  Includes options to purchase 10,000 shares of Common Stock.

(3) Includes options to purchase 76,769 shares of Common Stock and 11,645 shares held by Mr. Schuck and 14,895 shares held by Mr. Schuck's wife.

(4) Does not include 1,229,556 shares of Common Stock owned of record by Network Data Systems, Ltd. ("NDS"). Mr. Schuck owns approximately
     6.6% of NDS' issued and outstanding common stock.  See "Security
     Ownership of Certain Beneficial Owners" above.  Mr. Schuck also owns
     75,000 shares of Residual Corporation's common stock (less than 1% of its issued and outstanding common stock). See "Transactions with Management and Others".

(5)  Includes options to purchase 277,589 shares of Common Stock.

                            ELECTION OF DIRECTORS

     The Board of Directors recommends the election as Directors of the six (6) nominees listed below. The Board's recommendation as nominees includes all of the Directors elected at the last annual meeting of stockholders. The six nominees, if elected, will hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier death, resignation or removal. IT IS INTENDED THAT SHARES REPRESENTED BY PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES NAMED BELOW UNLESS A CONTRARY DIRECTION IS INDICATED. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company currently held by him, and the period during which he has served as a Director:

                                                        Director
Name of Nominee        Age  Position With the Company     Since

Edward J. Gerrity, Jr. 72   Chairman of the Board         1987

Anthony Balinger       42   President and Chief Operating
                             Officer, Director            1995

Stig Sonnerberg        45   Director and Senior
                             Vice President               1995

David W. Warnes        50   Director                      1995

Richard A. Krinsley    66   Director                      1995

Ebrahim Ali Abdul Aal  55   Director                      1995


      None of the nominees hold directorships in any other company having a class of securities registered under the Securities Exchange Act of 1934, as amended, or in any company registered as an investment company under the Investment Company Act of 1940, as amended, except Mr. Krinsley who is a director of Scholastic, Inc., a publicly traded company.


                    MEETINGS AND COMMITTEES OF THE BOARD

      The Board is entrusted with managing the business and affairs of the Company. Pursuant to the powers bestowed upon the Board by the Bylaws, the Board may establish committees from among its members. In addition, the Bylaws provide that the Board must annually appoint officers of the Company to manage the affairs of the Company on a day to day basis as set forth in the Bylaws or as otherwise directed by the Board. The Company does not have a Nominating Committee. During fiscal 1996, there were a total of five meetings held by the Board of Directors. Both Messrs. Warnes and Abdul Aal attended two of the four meetings held after their election on June 30, 1995. Mr. Warnes was a resident of Sweden and Mr. Abdul Aal is a resident of the State of Bahrain and Board meetings were usually held in New York. Notwithstanding their failure to attend two meetings in fiscal 1995 because of the geographical distance involved, the Company believes that both Mr. Warnes and Mr. Abdul Aal have been and will continue to be effective Directors of the Company.

      The Executive Committee oversees activities in those areas not assigned to other committees of the Board and has the full power and authority of the Board to the extent permitted by Delaware law. The Company's Executive Committee is presently comprised of Messrs. Gerrity, Sonnerberg and Balinger, with Mr. Gerrity serving as Chair. The Executive Committee held one meeting in fiscal 1996.

      The Audit Committee's duties include selection of the firm of certified public accountants to audit and report on the financial statements of the Company for the fiscal year for which they are appointed, monitoring the effectiveness of the audit and the Company's financial and accounting organization and financial reporting, and consulting with the independent auditors concerning the adequacy of internal controls. The Company's Audit Committee is presently comprised of Messrs. Sonnerberg, Krinsley and Abdul Aal, with Mr. Sonnerberg serving as Chair. The Audit Committee held one meeting during fiscal 1996.

      The Stock Option Committee makes recommendations to the Board with respect to the grant of stock options and eligibility requirements, including grants under and the requirements of the Company's stock option plans (collectively, the "Option Plans"). At the beginning of fiscal 1996, the Company's Stock Option Committee was comprised of Messrs. Sonnerberg, Balinger and Gerrity. Mr. Warnes replaced Mr. Gerrity on December 14, 1995. The Stock Option Committee held three meetings during fiscal 1996.

      During fiscal 1996, the Compensation Committee was comprised of Messrs. Gerrity, Sonnerberg and Krinsley. This Committee, which is responsible for approving all compensation for senior officers and employees, held no meetings during fiscal 1996.

      In June 1996 the Compensation Committee will be merged into the Stock Option Committee and the combined committee, which will be known as the Compensation Committee, will assume the functions formerly performed by both committees. The Committee will be comprised of Messrs.
Sonnerberg, Krinsley and Warnes, with Mr. Warnes serving as Chair.

      A committee of the Board known as the Special Committee of Independent Directors (the "Independent Committee") was established in November 1994 for the purpose of investigating the facts and circumstances giving rise to various legal and regulatory matters involving the Company and the Board at or about that time. The Independent Committee was empowered to make recommendations to the Board that the Company undertake necessary and appropriate actions in order to investigate and respond to legal and regulatory matters, including without limitation instituting, maintaining, defending and seeking dismissal of legal actions, responding to regulatory inquires and engaging the services of professional advisors to assist it in carrying out such responsibilities. When the Independent Committee's work came to be limited to advising the Board with respect to material litigation involving the Company, by a unanimous resolution of the Board on June 30, 1995, the Independent Committee was renamed the Independent Special Litigation Committee (the "Litigation Committee").
The Litigation Committee is presently comprised of Messrs. Gerrity and Sonnerberg, with Mr. Gerrity as Chair. The Litigation Committee held one meeting during fiscal 1996.


               DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY


      Set forth below are the names of all Directors and Executive Officers of the Company, their ages, all positions and offices held by each such person, the period during which he has served as such, and the principal occupations and employment of each such person during the last five years:



      EDWARD J. GERRITY, JR., age 72, has been a Director of the Company since its inception. He is a business consultant and President of Ned Gerrity & Associates, a consulting firm, begun in 1985. Mr. Gerrity also serves as Chairman of the Company's Board of Directors. Mr. Gerrity served as an officer of ITT Corp. from 1961 to 1985. While at ITT Corp., he was a member of the Management Policy Committee, Director of Corporate and Government Relations on a worldwide basis and a Director of several ITT Corp. subsidiaries. He retired from ITT Corp. in February 1985. Mr. Gerrity was the President of American National Collection Corp., a New York corporation, from 1993 to 1995 and he was a director of Residual Corporation (formerly International 800 Telecom Corp.), a publicly held company, from 1987 until October 1994. See "Transactions with Management and Others" below.


      ANTHONY BALINGER, age 42, has been a Director of the Company since March 15, 1995, and has served as the Company's President and Chief Operating Officer since April 25, 1995. He has held a variety of positions at the Company since his arrival in 1993, including Director of the Company's Asia-Pacific Operations. Mr. Balinger started his career in 1971 with British Telecom as a digital systems design engineer. In 1983, he joined the Cable & Wireless Federation, an international alliance of companies that provide telephone, cable and wireless operations in over 50 countries, where he performed much of the early design work for the Mercury Communications Optical Fiber National Digital Network. In 1989, Mr. Balinger moved to New York where he headed the Banking and Finance division for Cable & Wireless Americas, Inc. from 1989 to 1992. In 1992, while still at Cable & Wireless, Mr. Balinger was appointed International Product Manager for Optus Communications, where he remained until he joined the Company.


      STIG SONNERBERG, age 45, has been a Director of the Company since March 29, 1995. He has been Senior Vice President of European Operations since November 1995. He has been the Manager for Corporate Account Development for American Express Scandinavia and First Card AB (a credit card company offering services linked to Swedish corporations) since January 1994. First Card AB was the Company's first credit card customer and is still a customer of the Company. Prior to 1994, Mr. Sonnerberg was the Marketing Manager and then the Manager for Product Development for two years for First Card, Stockholm. During 1989, Mr. Sonnerberg was employed by Nyman & Schultz, Stockholm, as a Product Manager, Charge Cards. He was a Manager at American Express in 1988 for Travel Sweden and in 1987 for Travel Stockholm. Between the years of 1981 and 1986, Mr. Sonnerberg held various positions with SJT Travel in Stockholm. Mr. Sonnerberg is a citizen of Sweden.


      DAVID W. WARNES, age 50, has been a Director since June 30, 1995. He currently holds the positions of President and Chief Executive Officer of Vitacom, which provides satellite communications in the Far East and Latin America, a company he joined in October 1995 as Chief Operating Officer. From August 1994 until October 1995 he was Assistant Managing Director (Deputy CEO) of Tele2, Sweden, a member of the Cable & Wireless Federation. From 1992 to 1994, Mr. Warnes was Vice President Operations of Tele2, and in that role launched card services for Tele2 with the Company. Mr. Warnes has been in the telecommunications industry since 1962. From 1962 to 1992, he held various management positions at Mercury Communications Ltd., Cable & Wireless and Commonwealth Telecommunications Organization. Mr. Warnes is a Chartered Engineer, is a Fellow of the Institute of Electrical Engineers and has extensive telecommunications engineering experience.


      RICHARD A. KRINSLEY, age 66, has been a Director of the Company since June 30, 1995. Mr. Krinsley retired in 1991 as the Executive Vice President and Publisher of Scholastic, Inc., a publicly held company traded on Nasdaq. He is presently, and has been since 1991, a member of Scholastic's Board of Directors. While employed by Scholastic between 1983 and 1991, Mr. Krinsley, among many other duties, served on that company's management committee. From 1961 to 1983, Mr. Krinsley was employed by Random House where he held, among other positions, the post of Executive Vice President. At Random House, Mr. Krinsley also served on that company's executive committee. Mr. Krinsley earned a B.A. in 1952 from the University of Michigan.



      EBRAHIM ALI ABDUL AAL, age 55, has been a Director of the Company since June 30, 1995. He has been the Chairman and Managing Director of the Ebrahim Abdul Aal Group of Companies since 1987, which he founded, as well as Interlink W.L.L. The Abdul Aal group of companies specializes in a wide range of fields, including communications, electronics, financial consulting, safety and security, construction and petroleum development. In that capacity, Mr. Abdul Aal, among other things, analyzes market trends enabling Middle Eastern and international corporations to develop new markets in the Middle East. From 1984 to 1987, Mr. Abdul Aal was the Managing Director and Chief Executive Officer of another diversified business group, TAJ Group W.L.L., in Bahrain. Mr. Abdul Aal was the founder and proprietor of Abdul Aal Construction Services from 1976 to 1983. He holds a bachelor's degree in business administration from the Gulf University in Bahrain. He is a citizen of Bahrain.



      ROBERT N. SCHUCK, age 59, was a Director of the Company from its inception until June 30, 1995. In September 1988 he was appointed as a Vice President of the Company, and subsequently as Executive Vice President, until June 30, 1995, when he resigned from that position in connection with the then ongoing proxy contest. He acted as a consultant to the Company pursuant to a written consulting agreement until he was reappointed as Executive Vice President on September 27, 1995. Pursuant to that agreement, Mr. Schuck is responsible for, among other things, negotiating revenue sharing arrangements and enhancement agreements with Postal, Telegraph and Telephone authorities, card companies, Company customers and business partners. Mr. Schuck is a director of the following corporations: B.C. Communications, Inc., Power Tech Systems, Inc., and Solar Age Industries, Inc. He is also a director and president of HITK Corporation. He also serves as Executive Vice President of most of the Company's principal subsidiaries. He was formerly a director and officer of Residual Corporation. See "Transactions with Management and Others" below.



      ALLEN MANDEL, age 57, was named Senior Vice President in 1991 and a Director of the Company in 1990. He resigned from the Board of Directors on March 29, 1995 and as Senior Vice President on August 18, 1995 in connection with the then ongoing proxy contest. Mr. Mandel was engaged to serve as a consultant to the Company concerning accounting and financial matters on August 18, 1995 and was renamed an officer of the Company on September 27, 1995, when he became Executive Vice President - Finance and Administration. Mr. Mandel is a Certified Public Accountant. He was an officer of Residual Corporation from 1990 to March 1995. See "Transactions with Management and Others" below.

      Directors are elected annually and hold office until the next annual meeting of stockholders and until their successors are elected and qualified. Executive Officers serve at the pleasure of the Board or until the next annual meeting of stockholders. There are no family relationships between the Company's Directors and Executive Officers.


                             CERTAIN LITIGATION

      As a result of, or in connection with, the 1995 proxy contest for the Company, the Company was involved in certain litigation adverse to now former officers and directors of the Company as follows:

      THEODORE MAYER LITIGATION. (Mayer v. Executive TeleCard, Ltd., No. 95 Civ. 5403 (RWS), U.S.D.C., S.D.N.Y.; Mayer v. Executive TeleCard, Ltd., No. 14459, Chancery Court of Delaware, New Castle County; Executive TeleCard, Ltd. v. Mayer, No. 95 Civ. 9641 (LLS), U.S.D.C., S.D.N.Y.)


      Theodore Mayer, a former officer of the Company, brought an action in federal district court in New York for reimbursement of attorneys fees, which he claims to be approximately $44,000, expended in litigation between the Company and the dissident shareholder group based upon the indemnification provisions of the Company's Bylaws. While an officer of the Company and thereafter, Mayer was involved in the dissident challenge for control of the Company in 1994 by, among other things, providing the dissidents with confidential information of the Company. Mayer's actions formed the basis for a counterclaim by the Company against Mayer for, among other things, breach of fiduciary duty to the Company.



      Mr. Mayer also brought an action in Delaware Chancery Court for reimbursement of $57,000 in attorney's fees pursuant to the indemnification provisions of the Company's Bylaws relating to class action litigation brought against Mayer in the Northern District of Illinois. Mayer has brought a motion for summary judgment, claiming that, as a matter of law, he is entitled to reimbursement, to which the Company has filed a response. The motion is presently pending.


      Finally, the Company has brought an action in federal district court in New York pursuant to Section 16(b) of the Securities Exchange Act against Mayer alleging short-swing trading by Mayer while he was an executive officer of the Company. Mr. Mayer's liability could exceed $300,000. Discovery in this case commenced in the third week of March 1996 and is ongoing.

      DARYL ENGELMAN LITIGATION. (Engelman v. Executive TeleCard, Ltd., Claim No. 77 116 0137 95, American Arbitration Association; Executive TeleCard, Ltd. v. Engelman, No. 96-B-46, U.S.D.C., D. Colo.; Executive TeleCard, Ltd. v. Engelman, et. al, No. 95 Civ. 9505, U.S.D.C., S.D.N.Y., Executive Telecard, Ltd. v. Engelman, No. 96 CV 1659, Colo. Dist. Ct. (Denver)).

      In the late fall of 1995, Daryl Engelman, the former president of the Company, initiated an arbitration proceeding against the Company based upon his termination in the spring of 1995, alleging that the termination followed a change of control of the Company. An arbitration award in excess of $195,000, as well as a grant of option to purchase 25,000 shares of the Company's Common Stock at the fair market value on March 2, 1993, was rendered in favor of Mr. Engelman. An action to vacate this award has been filed in federal district court in Colorado, and is currently pending.


      While president of the Company, Mr. Engelman employed Dan Mell as a vice president and financial officer of the Company without board approval, which is required by the Bylaws of the Company. The Board of Directors refused to ratify Mell's employment. As a consequence, Mell sued the Company and obtained a judgment of approximately $35,000 based upon Engelman's execution of an employment agreement with Mell. The Company has filed an action against Engelman in Colorado state court for the amount of the judgment obtained by Mell.


      During the proxy contest, Mr. Engelman, while still president of the Company, joined with the dissidents in their attempt to seize control of the Company and took actions which were, in the Company's view, violative of his duties as an officer of the Company and contrary to the Company's interests. John Nugent, a nominee of the dissidents and a consultant to the Company, also engaged in certain actions which the Company believes constituted both self-dealing and breaches of his duty to the Company as a consultant and interfered with the Company's business relationship with at least one major potential customer.

      The Company commenced litigation against Mr. Engelman and Mr. Nugent, who both supported the dissident shareholders in 1994, alleging that they conspired together to attempt to seize control of the Company in breach of their fiduciary duties. (Claims in that action previously asserted against Walter Krauth have recently dropped in connection with a global settlement with Mr. Krauth. For further information concerning the settlement with Mr. Krauth, see Item 3, Legal Proceedings, of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 1996.) A motion by Mr. Nugent to dismiss on jurisdictional grounds was recently denied.

      The litigation was filed by the Company in federal district court in New York and is at an initial stage. In a related action entitled Executive TeleCard, Ltd. v. Carl Corcoran, defendant Corcoran is also being sued by the Company for breach of his fiduciary duty based upon actions taken by him as an officer and director of the Company in attempting to assist the dissident shareholders in seizing control of the Company.

                           EXECUTIVE COMPENSATION

                         Summary Compensation Table

      The following table summarizes the compensation for the three fiscal years ended March 31, 1996, 1995 and 1994 of the Company's Chief Operating Officer and next mostly highly compensated Executive Officers whose salary and bonus exceed $100,000.

                                     Annual Compensation
                                                         Other
                                                        Annual
Name and                           Salary     Bonus  Compensation
Principal Position         Year      ($)       ($)        ($)

Anthony Balinger           1996   $ 86,673  $      0   $27,000(1)
President and COO(2)       1995     70,000         0    27,000(1)
                           1994     40,883         0    15,750(1)

Robert N. Schuck           1996   $101,635  $      0    $      0
Executive Vice             1995    100,000         0           0
President(3)               1994    100,000    10,000           0

Allen Mandel               1996   $101,635  $      0    $      0
Executive Vice             1995    100,000         0           0
President(3)               1994    100,000         0           0

Daryl Engelman             1996   $ 15,846  $      0    $      0
former President           1995     91,981         0       2,126
and COO(3)(4)              1994     88,000    10,000       9,000



                                     Restricted     Securities
Name and                                Stock       Underlying
Principal Position         Year       Awards($)   Options/SARs(#)

Anthony Balinger           1996          $0           10,000
President and COO          1995           0                0
                           1994           0           12,100

Robert N. Schuck           1996          $0           50,000
Executive Vice             1995           0            8,800
President                  1994           0           17,968

Allen Mandel               1996          $0           50,000
Executive Vice             1995           0            6,600
President                  1994           0           13,310

Daryl Engelman             1996          $0           25,000
former President           1995           0            3,300
and COO (former)(4)        1994           0           13,310

- - ---------------------

(1) Consists of an annual housing allowance paid to Mr. Balinger while he resides in Hong Kong.


(2) In fiscal 1995, Mr. Balinger's salary was paid by a Hong Kong subsidiary of the Company, which received funds from Service 800, S.A., a subsidiary of Residual Corporation ("Residual"), that was acquired by the Company from Residual on March 31, 1995 pursuant to an Asset Purchase Agreement. See "Transactions with Management and
      Others" below.


(3) In fiscal 1994 and 1995, the salaries and bonuses of Messrs. Schuck, Mandel and Engelman were paid by Fintel Services Inc. pursuant to a Service Agreement between the Company and Residual. See
      "Transactions with Management and Others" below.


(4) Mr. Engelman's employment was terminated by the Company on April 25, 1995. The options received by Mr. Engelman in fiscal 1996 were based on an arbitration award after Mr. Engelman's termination and expired on or about April 3, 1996. See "Certain Litigation" above.


                    Option/SAR Grants in Last Fiscal Year

      The following table sets forth the information concerning individual grants of stock options and stock appreciation rights ("SARs") during the last fiscal year to each of the named Executive Officers.

                            Individual Grants

                               Percent of
                 Number of        Total
                Securities    Options/SARs
                Underlying     Granted to   Exercise or
               Options/SARs   Employees in  Base Price Expiration
Name          Granted (#)(1) Fiscal Year(2)  ($/share)    Date


Anthony Balinger 10,000(3)        2.0%         $6.00    12/15/05
Robert N. Schuck 50,000(4)        9.9%         $6.00    12/15/05
Allen Mandel     50,000(4)        9.9%         $6.00    12/15/05
Daryl Engelman   25,000(5)        0%(5)      $5.353(5)  03/31/96



                                   Potential Realizable
                                    Value at Assumable
                                   Annual Rates of Stock
                                  Price Appreciation for
                                        Option Term
Name                              5%($)           10%($)

Anthony Balinger                $ 37,800         $ 95,400
Robert N. Schuck                $189,000         $477,000
Allen Mandel                    $189,000         $477,000
Daryl Engelman                  $ 84,310         $212,783
- - -----------------------


(1) All of the options and related SARs granted in fiscal 1996 to the named Executive Officers, except Mr. Engelman, have a ten year term and were not exercisable until June 15, 1996.



(2) A total of 506,700 options were granted to employees of the Company in fiscal 1996, not including Mr. Engelman's options.


(3) All of the options granted to Mr. Balinger were incentive stock options granted in tandem with SARs.

(4) Of the grants to Messrs. Schuck and Mandel, 16,666 were incentive stock options granted in tandem with SARs and 33,334 were nonqualified stock options granted in tandem with SARs.


(5) Mr. Engelman's employment was terminated by the Company on April 25, 1995. The options received by Mr. Engelman were based on an arbitration award after Mr. Engelman's termination and were not included in the total for all employees in fiscal 1996. None of these options were exercised by Mr. Engelman prior to their expiration on or about April 3, 1996. See "Certain Litigation" above.


             Aggregated Option/SAR Exercises in Last Fiscal Year
                    and Fiscal Year-End Option/SAR Values

     The following table sets forth information concerning each exercise of stock options during the last fiscal year by each of the named
Executive Officers and the fiscal year end value of unexercised options.

                                          Number of Securities
                    Shares       Value   Underlying Unexercised
                  Acquired on  Realized      Options/SARs at
Name              Exercise(#)     ($)   Fiscal Year End(#)(1)(2)

                                        Exercisable Unexercisable
Anthony Balinger       0          $0      12,100       10,000
Robert N. Schuck       0          $0      26,769       50,000
Allen Mandel           0          $0      19,910       50,000
Daryl Engelman         0          $0     25,000(3)        0



                                  Value of Unexercised "In the
                                    Money" Options at Fiscal
                                         Year-End ($)(2)


                                    Exercisable     Unexercisable
Anthony Balinger                        $0             $30,000
Robert N. Schuck                      $35,661         $150,000
Allen Mandel                          $25,538         $150,000
Daryl Engelman                        $91,175            $0
_______________________

(1) Represents the aggregate number of stock options held as of March 31, 1996, including those which can and those which cannot be exercised pursuant to the terms and provisions of the Company's current stock option plans.

(2) Values were calculated by multiplying the closing transaction price of the Common Stock as reported on the Nasdaq National Market on March 31, 1996 of $9.00 by the respective number of shares of Common
     Stock and subtracting the exercise price per share, without any adjustment for any termination or vesting contingencies.


(3)  Mr. Engelman's options expired after fiscal year end 1996 on or about
     April 3, 1996.



Directors' Compensation

     During the fiscal year ended March 31, 1996, each non-officer member of the Board received a Directors fee of $1,500 for each regular Board meeting attended; Directors who are also officers did not receive such fees. All Directors of the Company are also reimbursed for expenses incurred in connection with attendance at Board meetings. Mr. Gerrity, who spent a considerable amount of time working on matters related to the Independent Committee, received $5,000 in February 1995 for those efforts. The other members of that committee did not receive any compensation. Under the Company's Directors Stock Option and Appreciation Rights Plan, each Director will receive an annual grant of ten year options to purchase 10,000 shares at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. On December 15, 1996, each of Messrs. Gerrity, Sonnerberg, Warnes, Krinsley, Balinger and Abdul Aal received an option to purchase 10,000 shares of Common Stock exercisable at $6.00 per share, the fair market value on the date of grant. In addition, Mr. Gerrity was granted an option on the same date to purchase 40,000 shares of Common Stock at $6.00 per share.

Employment Agreements

     On March 2, 1993, the Company entered into a three year employment agreement with Daryl Engelman pursuant to which Mr. Engelman was to serve as Vice President-Operations and Chief Operating Officer of the Company. The employment agreement provided for a salary of $88,000, relocation expenses, a $10,000 signing bonus and reimbursement of certain expenses. Mr. Engelman's salary was increased to $95,000 as of December 5, 1994. On December 19, 1994, Mr. Engelman became President and Chief Operating Officer of the Company. On April 25, 1995, the Board terminated Mr. Engelman as President and Chief Operating Officer. Mr. Engelman brought an arbitration against the Company in which he asserted that the Board's termination of his employment agreement constituted a breach of contract and that the Company failed to pay him compensation earned and unpaid at the time of his termination. An arbitration award in excess of $195,000 was granted to Engelman. The Company has filed an action in federal district court to vacate the arbitration award on various grounds. See "Certain Litigation" above.


     Effective June 30, 1995, the Company entered into a two year employment agreement with Anthony Balinger, the President and Chief Operating Officer of the Company. Mr. Balinger's employment agreement provides for a salary of $100,000 per annum and reimbursement of certain expenses, including a housing allowance of $27,000 per annum. Mr. Balinger's employment agreement also provides for payment of the greater of $120,000 or the balance of his salary to the end of his employment term if the Company breaches the agreement or if Mr. Balinger is terminated without cause or resigns following either a material reduction in duties or salary, or a liquidation, dissolution, consolidation, or merger of the Company, or a transfer of all, or substantially all, of the Company's assets. In addition, Mr. Balinger would receive the number of unrestricted shares of the Company's Common Stock equal to the total number of outstanding stock options held by him on the fifth day following termination or in lieu of exercising or retaining his right to exercise any outstanding stock options then held, he may elect to surrender to the Company his rights in such options (whether or not exercisable) and receive an amount in cash per share equal to the mean between the high and low selling price of such stock on the Nasdaq National Market or such other market as the Company's Common Stock is traded. "Cause" is defined as a material fraud or a criminal conviction for any act by Mr. Balinger that is directly contrary to the Company's interest. The agreement further provides that the Company will not relocate Mr. Balinger from Hong Kong without his written consent. If Mr. Balinger consents to be relocated, the Company will reimburse him for the cost of such relocation.



     Effective September 27, 1995, the Company entered into a three year employment agreement with Robert N. Shuck pursuant to which Mr. Schuck agreed to serve as an Executive Vice President of the Company. Mr. Schuck's employment agreement provides for a salary of $100,000 per annum and reimbursement of certain expenses. Mr. Schuck's salary was increased to $105,000 as of December 15, 1995. Mr. Schuck's employment agreement also provides for payment of the greater of $120,000 or the balance of his salary to the end of his employment term if the Company breaches the agreement or if Mr. Schuck is terminated without cause or resigns following either a material reduction in duties or salary, or a liquidation, dissolution, consolidation, or merger of the Company, or a transfer of all, or substantially, all of the Company's assets. In addition, Mr. Schuck would receive the number of unrestricted shares of the Company's Common Stock equal to the total number of outstanding stock options held by him on the fifth day following termination or in lieu of exercising or retaining his right to exercise any outstanding stock options then held, he may elect to surrender to the Company his rights in such options (whether or not exercisable) and receive an amount in cash per share equal to the mean between the high and low selling price of such stock on the Nasdaq National Market or such other market as the Company's Common Stock is traded. "Cause" is defined as a material fraud or a criminal conviction for any act by Mr. Schuck that is directly contrary to the Company's interest. Mr. Schuck may voluntarily terminate his employment by giving 60 days written notice to the Company. During the term of his employment, Mr. Schuck may not accept employment with any major long distance telephone carrier that provides international calling cards, including, but not limited to, British Telecom, MCI, AT&T and Sprint. His agreement also provides that Mr. Schuck will receive stock options to purchase shares of the Company in an amount not less than the greater of any stock options granted to the President or Chief Executive Officer or a Director of the Company under any stock option plan in effect during the term of his employment. In addition, the Company will pay for a term life insurance policy for Mr. Schuck in the amount of $300,000
payable to his designated beneficiary.   Also, to the extent that Mr.
Schuck consents to a relocation from New Jersey, the Company will reimburse him for the cost of such relocation.


     Mr. Allen Mandel, who is located at the Company's facilities in Denver, Colorado, has an employment agreement substantially similar to Mr. Schuck's.

     Effective March 15, 1995, the Company entered into a two year agreement with Edward J. Gerrity, Jr. Mr. Gerrity's agreement provides for a salary of $100,000 per annum and reimbursement of certain expenses. The agreement also provides that Mr. Gerrity will be granted options to purchase shares of Common Stock equal to the greater of any stock options granted to the Executive Vice President and/or a director of the Company under any stock option plan effective during his employment. If Mr. Gerrity consents to a relocation, the Company will reimburse him for the cost of such relocation from New York. If Mr. Gerrity dies or becomes disabled during the term of his employment, the Company will pay him or his estate any compensation due him up to the end of the term of the agreement, plus registered and unrestricted shares of the Company's Common Stock equal to the number of stock options granted but unexercised by him at the time of his death or disability. The agreement will terminate at the earliest of the end of its term or the voluntary departure of Mr. Gerrity from the employ of the Company. The Company and Mr. Gerrity may renew or extend the term of the agreement upon mutually agreeable terms.


     Effective November 1, 1995, the Company entered into a three year employment agreement with Stig Sonnerberg pursuant to which Mr. Sonnerberg agreed to serve as Senior Vice President and Director of European Operations of the Company. Mr. Sonnerberg's employment agreement provides for a salary of $60,000 per annum, plus the amount of tax assessable against his salary in Sweden, payment of $34,600 per annum to a pension plan of Mr. Sonnerberg's choice (in lieu of participation in any retirement or pension plan of the Company), and reimbursement of certain expenses. Mr. Sonnerberg's agreement also provides for payment of the greater of $120,000 or the balance of his salary to the end of his employment term if the Company breaches the agreement or if Mr. Sonnerberg is terminated without cause or resigns following either a material reduction in duties or salary, or a liquidation, dissolution, consolidation, or merger of the Company, or a transfer of all, or substantially all, of the Company's assets. In addition, Mr. Sonnerberg would receive the number of unrestricted shares of the Company's Common Stock equal to the total number of outstanding stock options held by him on the fifth day following termination or in lieu of exercising or retaining his right to exercise any outstanding stock options then held, he may elect to surrender to the Company his rights in such options (whether or not exercisable) and receive an amount in cash per share equal to the mean between the high and low selling price of such stock on the Nasdaq National Market or such other market as the Company's Common Stock is traded. "Cause" is defined as dishonesty, gross neglect of duties, conviction of a felony, engaging directly or indirectly in any competing business, or willful misconduct. The agreement provides that the Company will not relocate Mr. Sonnerberg from Bromma, Sweden without his written consent and that if Mr. Sonnerberg consents to be relocated, the Company will reimburse him for the cost of such relocation.


Termination Agreements

     Messrs. Balinger, Schuck, Mandel, Gerrity and Sonnerberg have also entered into termination agreements with the Company in addition to their respective employment agreements. All of the termination agreements have substantially identical terms and conditions. If the termination agreement is triggered, then any benefits payable under their respective employment agreements would be increased to the amounts payable under the termination agreements rather than being in addition to the amounts set forth in their respective employment agreements. In the event that any of those officers' employment is terminated without cause or following a change of control, such officer will receive three times their annual compensation (less the amount, if any, necessary to avoid all excises taxes otherwise applicable pursuant to Section 4999 of the Internal Revenue Code of 1986). In addition, the Company will continue to cover all noncash benefits plans of the Company or any successor plans or programs in effect on the date of acquisition of control for twenty-four months after termination for the employee and the employee's eligible family members.


     Change of control is defined (i) (a) as any consolidation or merger in which the Company is not the continuing or surviving company or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer of all or substantially all, of the assets of the Company, or (ii) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, or (iii) any acquisition by any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act) whereby such person shall become the beneficial owner of 20% or more of the Company's outstanding Common Stock, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by at least three-fourths of the directors then still in office who were directors at the beginning of the period.


     "Cause" is defined as material fraud or a criminal conviction involving moral turpitude or an act of the employee that is directly contrary to the Company's interests. The terms of the termination agreements are for the later of three years from the date of the respective employment agreements or two years from the date of a change in control of the Company.

     All of the foregoing agreements have been entered into by the individual employees and Executive Telecard, S.A., a Turks and Caicos corporation, the principal operating subsidiary of the Company.


                              Performance Graph

     The following chart graphs the performance of the cumulative total return to stockholders (stock price appreciation plus the assumed reinvestment and dividends) during the five years prior to fiscal 1996 in comparison to returns of the Standard & Poor's Composite stock price index (the "S&P 500 Index") and a peer group index (weighted by average market capitalization). The peer group index is the Standard & Poor's Telecommunications (Long Distance) Index (the "S&P Telecom (Long Distance) Index"), which consists of American Telephone & Telegraph, MCI Communications and Sprint Corp. The Company believes that the companies constituting the selected peer group are companies of comparable focus with the Company. The line graph and table cover the five year period from March 1991 through March 1996 and represent the total value of a $100 investment in each security/market index on the last trading day of March, 1991.

               COMPARATIVE FIVE-YEAR TOTAL CUMULATIVE RETURNS
                 EXECUTIVE TELECARD, LTD., S&P 500 INDEX AND
                   S&P TELECOMMUNICATIONS (LONG DISTANCE)

                             [Performance Graph]





Company/Index            Mar-91 Mar-92  Mar-93 Mar-94  Mar-95Mar-96

Executive Telecard, Ltd. 100  105.55  194.95  309.09  154.55 322.12
S&P Telecommunications   100  120.94  171.75  165.51  165.46 211.58
  (Long Distance)
S&P 500 Index            100  111.04  127.95  129.84  150.05 198.22


                   Joint Report on Executive Compensation
                        by the Compensation Committee
                                     and
                           Stock Option Committee

      The compensation policies of Executive TeleCard, Ltd. (the "Company") are designed to provide competitive levels of compensation through a combination of salary, bonuses, benefits and various equity incentives, such as stock options and stock appreciation rights. Accordingly, the Compensation Committee and the Stock Option Committee (the "Committees") made the following adjustments to the compensation awarded to the Company's three executive officers at their respective meetings on December 15, 1995. Because the members of both Committees believed that the Company's poor financial results in fiscal 1995 were largely attributable to the problems caused by the proxy contest and related litigation, there is little if any correlation between the Committees' actions with respect to the executive officers' compensation and those results.

      Salary Increases: The Compensation Committee increased the base salaries for Messrs. Mandel and Schuck by $5,000 to $105,000. The members of that Committee believe that those increases fairly compensate Messrs. Mandel and Schuck for the considerable diligence, skills, and devotion to the Company's business which they exhibited in the face of adversity during 1995. Since Mr. Balinger had recently received a salary increase in connection with his June 1995 employment agreement, the Compensation Committee did not adjust Mr. Balinger's salary at its December 15, 1995 meeting.

      Stock Options and Stock Appreciation Rights: Stock options, often together with Stock Appreciation Rights ("SARs"), are granted to executive officers and others by the Stock Option Committee as a means of providing long term equity incentives. The members of the Stock Option Committee believe that stock options and SARs not only encourage performance by the Company's executive officers but they align the interests of the Company's executive officers with the interests of the Company's shareholders. Accordingly, the Stock Option Committee in December of 1995 granted options to purchase 50,000 shares of the Company's common stock and corresponding SARs to each of Allen Mandel and Robert Schuck. Mr. Balinger, who serves on the Board of Directors and served on the Stock Option Committee, was not eligible for a discretionary grant by that Committee and therefore received only the automatic formula grant of 10,000 options granted to all directors. This Committee also made additional grants to non-executive officers, including a grant of 40,000 options and SARs to Edward J. Gerrity, a member of the Board of Directors who devoted considerable time and effort to the Company as a consultant in 1995, particularly with regard to seeking a resolution of the proxy contest.

      In addition to their recognition of the extraordinary efforts and personal sacrifices made by Messrs. Schuck and Mandel on behalf of the Company during the proxy contest, the Stock Option Committee considered the effect of that dispute on the stock options previously granted to the executive officers, which expired during the pendency of the proxy contest and, as a practical matter, could not have been exercised at that time. The grants were made on December 15, 1995 and, in accordance with Securities Exchange Act Rule 16b-3, will not be exercisable until six months after the date of grant. All options and SARs were granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant. Because the exercise prices of the expired options was considerably lower than the newly granted options, the Stock Option Committee also considered the amount of the personal losses suffered by loyal employees of the Company in making its determination as to how many current options to grant to those same employees.

      Cash Bonus Awards: No cash bonus awards were paid to any executive officer during fiscal 1996.

Stig Sonnerberg                                             David W. Warnes
Anthony Balinger                                     Edward J. Gerrity, Jr.
Richard W. Krinsley

Dated:  June 11, 1996


                   TRANSACTIONS WITH MANAGEMENT AND OTHERS


     The Company was formed in 1987 as a wholly-owned subsidiary of International 800 Telecom Corp., a public company, which changed its name to Residual Corporation ("Residual") in February 1994. The Company became a public company in March 1989 by way of a dividend in kind of Residual's common stock.


     In January 1989, the Company entered into a ten year agreement with Residual (the "Service Agreement") pursuant to which Residual provided the Company with essentially all personnel, office space and other facilities required by the Company for general and operational administrative purposes, excluding attorneys fees, accounting fees, marketing expenses, advertising and promotion, stockholder relations and other certain items. Salaries of the Company's Executive Officers in the United States in fiscal 1994 and 1995 were paid by Fintel Services, Inc. ("Fintel"), which was then a wholly-owned subsidiary of Residual. Pursuant to the Service Agreement, the Company was obligated to pay Residual 10% of its annual gross revenue per year until 1999.

     Pursuant to an Agreement for Sale and Purchase of Assets dated as March 31, 1995 between the Company and Residual (the "Asset Purchase Agreement"), the Company acquired substantially all of the subsidiaries of Residual, including Fintel, and certain intellectual property rights including trademarks and service marks relating to those companies. Because the Asset Purchase Agreement effected a transfer of the Service Agreement to a wholly owned subsidiary of the Company, the Company, through its subsidiary, became responsible for payment of salaries and bonuses to its Executive Officers. The Asset Purchase Agreement prohibits Residual from competing with the Company for six years and from soliciting the Company's employees for three years. Under the terms of the Asset Purchase Agreement, the Company transferred 697,827 shares of the Company's restricted stock to Residual in accordance with a fairness opinion rendered by Griffin Capital Management Corporation. In connection with the transaction, the Company, through its acquisition of Service 800, SA, also assumed approximately $12,722,000 in indebtedness due to the Company as of March 31, 1995 incurred by Residual and/or Service 800, SA.

     William V. Moore, formerly Chairman of the Board, Chief Executive Officer and President of the Company, serves as the Chairman of Residual's Board of Directors and its President. Robert N. Schuck, Executive Vice President, and a former Director and Secretary of the Company, formerly served as a Director, Treasurer and an Executive Vice President of Residual. Allen Mandel, Executive Vice President, and a former Director and Senior Vice President of the Company, formerly served as a Senior Vice President of Residual. Daryl Engelman, a former Director and former President and Chief Operating Officer of the Company, also formerly served as the Chief Operating Officer and Vice President of Residual. Edward J. Gerrity, Jr., the Chairman of the Board, was a Director of Residual until October 1994.


     Pursuant to an agreement between the Company and Network Data Systems Limited ("NDS") dated March 27, 1995 (the "Settlement Agreement"), NDS paid the sum of $350,000 to the Company and agreed not to compete with the Company or solicit Company employees for three years. NDS also granted to the Company an irrevocable proxy for two years beginning April 1995 to attend general and special meetings of the stockholders of the Company with full power to vote all of the Company's shares beneficially owned or controlled by NDS in favor of the nominees for Director proposed by the Board. The Settlement Agreement resolved certain claims and potential claims by and between the Company and NDS arising out of the purchase and sale of Company stock by NDS. Notwithstanding this Settlement Agreement, an action has been brought on behalf of the Company against NDS for recovery of short swing profits in excess of the $350,000 paid to the Company. Morales v. Executive Telecard, Ltd. and Network Data Systems, Ltd., 95 Civ. 10202 (KW) U.S.D.C. S.D.N.Y. See Item 3, Legal Proceedings, of Part I of the Company's Annual Report on Form 10-K for the period ended March 31, 1996.


       Compensation Committee and Stock Option Committee Transactions

     During fiscal 1996, the Compensation Committee was comprised of Messrs. Gerrity, Sonnerberg and Krinsley. Mr. Sonnerberg was appointed as Senior Vice President of European Operations in November 1995. The Compensation Committee held no meetings during fiscal 1996. At the beginning of fiscal 1996, the Stock Option Committee, which has historically made recommendations to the Board of Directors regarding the grant of stock options, consisted of Messrs. Gerrity, Balinger and Sonnerberg. Mr. Warnes replaced Mr. Gerrity on December 14, 1995. In June 1996 the Compensation Committee and the Stock Option Committee will be merged and the combined committee will be known as the Compensation Committee, which committee will administer the 1995 Employee Stock Option and Appreciation Rights Plan and the 1995 Directors Stock Option and Appreciation Rights Plan. See "Proposal to Approve and Ratify the Employee Stock Option and Appreciation Rights Plan" and "Proposal to Approve and Ratify the Directors Stock Option and Appreciation Rights Plan" below. The combined Committee will be comprised of Messrs. Sonnerberg, Krinsley and Warnes.


 * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

           APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     Effective May 23, 1995, the Company engaged the services of BDO Seidman, LLP to serve as the Company's independent certified public accountants. The Company's stockholders first approved the engagement of BDO Seidman, LLP at the June 30, 1995 annual meeting of stockholders. BDO Seidman, LLP has audited and reported on the Company's financial statements for the fiscal years ended March 31, 1995 and 1996. The Board of Directors, by resolution, has approved the engagement of BDO Seidman, LLP for the 1997 fiscal year and believes that such engagement is in the best interests of the Company and its stockholders. Representatives of BDO Seidman, LLP will be present at the Meeting and will have the opportunity to respond to questions and make a statement thereat if they so desire.


     Prior to May 23, 1995, the firm of Goldstein, Karlewicz & Goldstein ("GKG") was the Company's independent public accountant. The report of GKG on the financial statements of the Company for the period ended March 31, 1994 was not qualified and did not contain an adverse opinion, disclaimer of opinion, qualification or modification as to uncertainty. There were no disagreements with GKG during the period on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved, would have caused GKG to make reference thereto in connection with its report.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT
     CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH
     31, 1997.


           PROPOSAL TO INCREASE AUTHORIZED SHARES OF COMMON STOCK


     The Board of Directors adopted a resolution May 14, 1996, asking the stockholders to amend Article IV of the Company's Restated Certificate of Incorporation to increase the number of authorized shares to 100,000,000. As of May 28, 1996, there are currently 20,000,000 authorized shares of Common Stock, and 14,408,626 of those shares (72.0%) are issued and outstanding (not including 906,487 shares reserved for exercises of outstanding options). Pursuant to the proposal, the amendment would result in approximately 85,591,374 authorized but unissued shares (85.6%). The Board believes that these shares will be sufficient for issuance from time to time as may be required for various purposes, including the issuance of Common Stock in connection with any proposed financing transactions and the issuance of or reservation of Common Stock for employee or Director stock options or stock bonuses. Shareholders should note, however, that notwithstanding the increase in authorized shares, the potential dilutive effect from issuance of authorized shares by the Board of Directors would be significantly greater since up to 85.6% of the voting power and economic value of the Common Stock could be issued without further stockholder approval as opposed to only 28.0% at this time. Naturally, if the Board of Directors subsequently declares a stock dividend or stock split, the Company's capital will be greater and the number of authorized and unissued shares will be less than as indicated above. In this connection, on May 14, 1996, the Board of Directors approved a 10% stock dividend for the stockholders of record on June 14, 1996. However, this stock dividend will only take effect if the stockholders approve this proposal for an increase in the number of authorized shares of Common Stock. While the Company has no plans to effect any stock split or stock dividend at this time, it may declare additional stock dividends like the June 14, 1996 dividend in the future.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 100,000,000.

 * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *


                       PROPOSAL FOR THE AUTHORIZATION
                       OF NEW CLASS OF PREFERRED STOCK

     The Board of Directors adopted a resolution on May 14, 1996, to amend
Article IV of the Company's Restated Certificate of Incorporation to authorize the issuance of a new class of 5,000,000 shares of preferred stock ("Preferred Stock"). The amendment provides that the Company's Board of Directors will have the authority to divide the Preferred Stock into one or more series of stock and to fix and determine the relative rights and preferences of the various series, including but not limited to: the rate of dividend, if any; whether dividends will be cumulative or noncumulative; whether preferred stockholders will participate in dividends declared on Common Stock, if any; whether Preferred Stock may be redeemed, and the terms of any such redemption; the amount payable upon shares in the event of voluntary or involuntary liquidation; the terms on which Preferred Stock may be converted to Common Stock, if any; and the voting rights, if any, of holders of Preferred Stock.

     The Board of Directors is asking for this authorization of the Preferred Stock in order to provide the Company's management the maximum amount of flexibility in structuring any transactions whereby the Company would raise additional capital or acquire assets important to the growth of its business, including but not limited to an infusion of new equity capital to finance some of that growth or potential strategic investments. The Board of Directors believes that the flexible capital structure created by the proposed increase in authorized shares of Common Stock, coupled with the proposed authorization of the Preferred Stock, is important to the Company's long-term business prospects and stockholder value.

     Shareholders should be aware, however, that (1) there is no plan, agreement, arrangement, or understanding as of the date hereof for the sale of Preferred Stock to any person; (2) because the various rights of preferred stockholders, if any, can be specified by the Board of Directors, it is possible that the Preferred Stock may be used by the Company's Board of Directors as an anti-takeover device in the event of a hostile takeover bid; and (3) if issued, the Preferred Stock will almost certainly dilute the voting power, and possibly the net tangible value per share, of existing Common Stockholders.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT OF
     ARTICLE IV OF THE COMPANY'S RESTATED CERTIFICATE OF
     INCORPORATION TO AUTHORIZE THE ISSUANCE OF UP TO 5,000,000
     SHARES OF PREFERRED STOCK, THE RIGHTS AND PREFERENCES OF WHICH WILL BE DETERMINED BY THE BOARD OF DIRECTORS.

  * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

            PROPOSAL TO DISALLOW WRITTEN CONSENT OF STOCKHOLDERS

     On May 14, 1996, the Board of Directors adopted a resolution to amend the Company's Restated Certificate of Incorporation to add a provision that requires any action required or permitted to be taken by the stockholders of the Company to be effected at a duly called annual or special meeting of stockholders and not by a consent in writing by stockholders. In addition, the Board resolved that this provision may not be amended except by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the issued and outstanding shares of the Company's stock entitled to vote thereon. Delaware law provides that if holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action sign a written consent approving the action, such action may be taken without a meeting, without prior notice (except for the notice of change in a majority of directors required by Securities Exchange Act Rule 14f-1 in connection with transactions subject to Sections 13(d) (acquisitions of 5% of an issuer's outstanding shares) or Section 14(d) (tender offers) of that Act) and without a vote. Thus, in many cases, action may be taken by written consent of stockholders holding a majority of the shares of common stock outstanding. The Board of Directors believes it is in the best interests of the stockholders of the Company to amend the Restated Certificate of Incorporation to provide that the stockholders of the Company will always have the opportunity to consider and vote on any matters on which they are entitled to vote at any annual or special meeting of the stockholders. This would prevent a group of stockholders from taking action by written consent without notice to other stockholders. The Board of Directors believes that, by requiring a two-thirds vote to amend this new provision, the Company's minority stockholders are protected from unfair actions by all but the very largest groups of other stockholders.


                EFFECT OF STOCKHOLDER APPROVAL OF AMENDMENTS

     If the stockholders approve any of the amendments as discussed above, the approved amendments would be effective upon the filing by the Company of Restated Certificate of Incorporation with the Delaware Secretary of State shortly after the Meeting.

  * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
          PROPOSAL TO APPROVE AND RATIFY THE EMPLOYEE STOCK OPTION
                        AND APPRECIATION RIGHTS PLAN


     The Employee Stock Option and Appreciation Rights Plan (the "Employee Plan") was adopted by the Board of Directors on December 14, 1995. It is now proposed to have the stockholders approve and ratify the Employee Plan. Pursuant to the Employee Plan, eligible persons will receive grants of options or stock appreciation rights. The Company believes the Employee Plan is important to provide incentive and rewards in recognition of their services by such persons and other contributions which are critical to the success of the Company and to induce such persons to continue to provide services to the Company in the future. The Employee Plan provides for the grant of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code") and nonqualified stock options.


     Below is a summary description of the Employee Plan:

Description of the Employee Plan

Administration

     Prior to June 1996, the Stock Option Committee administered the Employee Plan. When the Employee Plan was adopted, the Stock Option Committee was comprised of Messrs. Sonnerberg, Balinger and Gerrity. In June 1996, the former Compensation Committee will be merged into the Stock Option Committee and the combined committee, which will be known as the Compensation Committee, will assume the functions formerly performed by both committees. Thus, the Employee Plan will be administered by the new Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee will consist of Messrs. Sonnerberg, Krinsley and Warnes. Members of the Committee are not eligible to receive grants under the Employee Plan. Subject to the Employee Plan, the Committee has the authority to determine to whom stock options or stock appreciation rights may be granted, the time or times at which options and rights are granted, the number of shares covered by each such grant, and the duration of the options or rights. All decisions, determinations and interpretations made by the Committee are binding on participants of the Employee Plan.

Underlying Securities

     The securities underlying stock options and stock appreciation rights under the Employee Plan are shares of the Company's $.001 par value Common Stock. Pursuant to the Employee Plan, the maximum number of shares of Common Stock that may be issued upon exercise or payment will not exceed 1,000,000 shares. Pursuant to the terms of the Employee Plan, shares subject to stock options or stock appreciation rights which for any reason expire or are terminated unexercised as to such shares may again be the subject of a grant under the Employee Plan. In addition, for purposes of calculating the maximum number of shares which may be issued under the Employee Plan, only shares issued as a result of the exercise of stock appreciation rights are counted and any shares tendered as payment of the exercise price of an option will be added back to the Employee Plan.

     The market value of the total shares authorized as of May 28, 1996 was $14,625,000.

Eligible Employees and Others

     Stock options and stock appreciation rights may be granted under the Employee Plan to key employees of, and advisors and consultants to, the Company or any of its subsidiaries or other entities in common control with the Company. Options granted under the Employee Plan that are incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code (the "Code") may only be granted to employees (including employee-directors) of the Company. Advisors and consultants may receive grants only if they provide bona fide services that are not rendered in connection with the offer or sale of securities or in a capital-raising transaction. Members of the Committee are not eligible to receive grants under the Employee Plan. No employee may be granted more than 300,000 options over any two year period under the Employee Plan.

     As of May 28, 1996, the Company had approximately 118 employees and other persons eligible to receive grants under the Employee Plan.


Plan Benefits

     Set forth below in tabular form are the benefits or amounts to be received by or allocated to each of the named persons or groups under the Employee Plan during fiscal 1997. The Committee determines the number of stock options or stock appreciation rights which may be granted to key officers of, and advisors and consultants to, the Company or any of its subsidiaries or other entities in common control with the Company under the Employee Plan. Because such number, if any, is entirely in the discretion of the Committee, the benefits or amounts to be received by or allocated to those persons, are not determinable. The members of the Committee are not eligible to receive stock options or stock appreciation rights under the Employee Plan.

<CAPTION

                                Employee Plan

Name and Position                  Dollar Value ($) Number of Units
Anthony Balinger, President
 and Chief Operating Officer              -0-             -0-

Robert N. Schuck, Executive            $300,000         50,000
 Vice President

Allen Mandel, Executive Vice           $300,000         50,000
President

Executive Officer Group (3 persons)    $600,000         100,000

Non-Executive Officer Director
 Group (5 persons)(1)                     -0-             -0-

Nominee for Director Group
 (6 persons)(1)                           -0-             -0-

Associate of Director, Executive
 Officer or Nominee Group (0 persons)     -0-             -0-

5% or More Recipient Group (0 persons)    -0-             -0-

Non-Executive Officer Employee
 Group (114 persons)                      -0-             -0-

__________________________

(1) The number of stock options is an estimate based on the stock options actually granted to the named Executive Officers in fiscal 1996.
     While the options were granted at the fair market value on December 15, 1995, the value is shown as an amount equal to the exercise price times the number of stock options granted. All of the options granted to the named Executive Officers in fiscal 1996 are not exercisable until June 15, 1996.

Option Price and Duration

     The exercise price per share of options granted under the Employee Plan is the fair market value of the Common Stock on the date of grant, or in the case of ISOs granted to employees holding more than 10% of the total combined voting power of all classes of stock of the Company, 110% of the fair market value of the Common Stock on the date of grant.

     Unless otherwise prescribed by the Committee, options granted under the Employee Plan expire ten (10) years from the date of grant, or in the case of ISOs granted to employees holding more than 10% of the total combined voting power of all classes of stock of the Company, five (5) years from the date of grant.

Exercise of Options and Payment for Stock

     Options are exercisable in accordance with the terms and conditions of the grant to the participant. At least six months must have elapsed from the date of grant to the date on which the option is exercised unless the Committee otherwise consents in writing. The exercise price of options may be paid in cash or, with the approval of the Committee, in shares of the Company's Common Stock (valued at the fair market value of the shares on the date of exercise) or by a combination thereof. An option may also be exercised by tender to the Company of written notice together with advice of the delivery of an order to a broker to sell part or all of the shares of Common Stock subject to such exercise notice and an irrevocable order to such broker to deliver to the Company (or its transfer agent) sufficient proceeds from the sale of such shares to pay the exercise price and any withholding taxes.

     Any ISO grant includes a provision that the optionee must hold the stock received upon exercise of such ISO for a minimum of two years from the date of grant of the ISO and one year from the date of exercise of such ISO, absent the written approval, consent or waiver of the Committee.

     Notwithstanding any other provision of the Employee Plan, in accordance with the Code, to the extent that the aggregate fair market value (determined at the time the ISO is granted) of the shares of Common Stock are exercisable for the first time by an employee in any calendar year under any and all stock option plans of the Company, or its subsidiary corporations, exceeds $100,000, such options will be treated as nonqualified options.


Stock Appreciation Rights

     Stock appreciation rights may be granted by the Committee only in connection with an option granted under the Employee Plan and any rights so granted will be alternative to the related option. A stock appreciation right entitles its holder to receive in shares of Common Stock the excess of the fair market value (at the date of exercise) of a share of Common Stock over the option price provided for in the related option.

Exercise of Stock Appreciation Rights

     A stock appreciation right is exercisable at the same time or times that the related option is exercisable. At least six months must have elapsed from the date of grant to the date on which a right related to an option is exercised unless the Committee otherwise consents in writing. Exercise of a stock appreciation right is effected by written notice to the Company. The Company will pay the stock appreciation right in shares of Common Stock equal to the excess of the fair market value (at the date of exercise) of a share of Common Stock over the option price provided for in the related option. The exercise of a stock appreciation right automatically results in the cancellation of the related option on a share-for-share basis.


Nontransferability

     During a participant's lifetime, an option may be exercisable only by the participant and options granted under the Employee Plan and the rights and privileges conferred thereby are not subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution.

Amendment, Suspension and Termination

     The Board of Directors may at any time terminate the Employee Plan or make such amendments as it deems advisable and in the best interests of the Company, except that, without the approval of the stockholders, (i) the total number of shares available for grants under the Employee Plan may not be increased, (ii) the authority to administer the Plan by the Committee may not be withdrawn, (iii) the maximum term of the options may not be extended, (iv) the minimum option price of ISOs may not be decreased, (v) the price to optionees to whom options have been granted may not be changed, or (vi) the class of individuals eligible to participate in the Employee Plan may not be modified. No termination or amendment will, without the participant's consent, affect or impair any of the rights under any option. Unless earlier terminated by the Committee, the Employee Plan will terminate on December 15, 2005, and no stock option or stock appreciation right may be granted after that date.

Federal Income Tax Consequences

     A. Incentive Stock Options. The following general rules are applicable for Federal income tax purposes under existing law to employees of the Company who receive and exercise ISOs granted under the Employee
Plan:

          1. Generally, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon exercise of the ISO.

          2. No tax deduction is allowed to the Company upon either grant or exercise of an ISO under the Employee Plan.

          3. If shares acquired upon exercise of an ISO are not disposed of prior to the later of (i) two years following the date the Option was granted or (ii) one year following the date the shares are transferred to the optionee pursuant to the exercise of the Option, the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as long-term gain or loss to the optionee.

          4. If shares acquired upon exercise of an ISO are disposed of before the expiration of one or both of the requisite holding periods (a "disqualifying disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the Option over the exercise price or (ii) the actual gain on disposition, will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

          5. In any year that an optionee recognizes compensation income on a disqualifying disposition of shares acquired by exercising an ISO, the Company will generally be entitled to a corresponding deduction for income tax purposes.

          6. Any excess of the amount realized by the optionee as the result of a disqualifying disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as either long-term or short-term capital gain, depending upon the time elapsed between receipt and disposition of such shares.

          7. The bargain element at the time of exercise of an ISO, i.e., the amount by which the fair market value of the Common Stock acquired upon exercise of the ISO exceeds the exercise price, may be taxable to the optionee under the "alternative minimum tax" provisions of the Code.

     B. Nonqualified Options. Nonqualified Options are taxed in accordance with Section 83 of the Code and the Regulations issued thereunder. The following general rules are applicable to United States holders of such options and to the Company for Federal income tax purposes under existing law:

          1. The optionee does not realize any taxable income upon the grant of a Nonqualified Option, and the Company is not allowed a business expense deduction by reason of such grant.

          2. The optionee will recognize ordinary compensation income at the time of exercise of a Nonqualified Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company will require employees to make appropriate arrangements for the withholding of taxes on this amount.

          3. When the optionee sells the shares, he or she will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (i.e., the exercise price plus the amount taxed to the optionee as compensation income). If the optionee holds the shares for longer than one year, this gain or loss will be a long-term capital gain or loss.

          4. In general, the Company will be entitled to a tax deduction in the year in which compensation income is recognized by the optionee.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL AND RATIFICATION OF THE EMPLOYEE STOCK OPTION AND APPRECIATION
     RIGHTS PLAN.

  * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

          PROPOSAL TO APPROVE AND RATIFY THE DIRECTORS STOCK OPTION
                        AND APPRECIATION RIGHTS PLAN

     The Directors Stock Option and Appreciation Rights Plan (the "Director Plan") was adopted by the Board of Directors on December 14, 1995. It is now proposed to have the stockholders approve and ratify the Director Plan. Pursuant to the Director Plan, members of the Board of Directors (including Directors who are employees) will receive grants of options or stock appreciation rights. The Company believes the Director Plan is important to promote the financial success and progress of the Company and to induce such persons to continue to serve as members of the Board of Directors in the future. The Director Plan provides for the grant of both incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code") and nonqualified stock options.

     Below is a summary description of the Director Plan:

Description of the Director Plan

Administration

     Prior to June 1996, the Stock Option Committee administered the Director Plan. When the Director Plan was adopted, the Stock Option Committee was comprised of Messrs. Sonnerberg, Balinger and Warnes. In June 1996, the former Compensation Committee will be merged into the Stock Option Committee and the combined committee, which will be known as the Compensation Committee, will assume the functions formerly performed by both committees. Thus, the Director Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee will consist of Messrs. Sonnerberg, Krinsley and Warnes. Members of the Committee may receive grants only pursuant to the formula grants described below under the Director Plan. Subject to the Director Plan, the Committee has the authority to determine to whom stock options or stock appreciation rights may be granted, the time or times at which options and rights are granted, the number of shares covered by each such grant, and the duration of the options or rights.
All decisions, determinations and interpretations made by the Committee are binding on participants of the Director Plan.

Underlying Securities

     The securities underlying stock options and stock appreciation rights under the Director Plan are shares of the Company's $.001 par value Common Stock. Pursuant to the Director Plan, the maximum number of shares of Common Stock that may be issued upon exercise or payment will not exceed 870,000 shares. Pursuant to the terms of the Director Plan, shares subject to stock options or stock appreciation rights which for any reason expire or are terminated unexercised as to such shares may again be the subject of a grant under the Director Plan. In addition, for purposes of calculating the maximum number of shares which may be issued under the Director Plan, only shares issued as a result of the exercise of stock appreciation rights are counted and any shares tendered as payment of the exercise price of an option will be added back to the Director Plan.

     The market value of the total shares authorized as of May 28, 1996 was $12,723,750.

Eligible Directors

     Stock options and stock appreciation rights may be granted under the Director Plan to members of the Board of Directors of the Company (including Directors who are employees). Options granted under the Director Plan that are incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code (the "Code") may only be granted to Directors who are employees of the Company. Directors who are not employees may only granted nonqualified stock options. Members of the Committee may only receive grants pursuant to the formula described below under the Director Plan. Subject to the Director Plan, no Director who is an employee may be granted more than 300,000 options over any two year period under the Director Plan.

     As of May 28, 1996, six persons, including two employees, are eligible to receive grants under the Director Plan.

Grants to Directors

     Members of the Board of Directors are entitled to receive an automatic grant of ten year options and a corresponding stock appreciation right to purchase 10,000 shares of Common Stock on the third Friday in December in each calendar year exercisable at the fair market value of the shares on the date of grant. Directors who are employees are granted ISOs to the extent permitted by law, while Directors who are not employees are granted nonqualified stock options.


Plan Benefits

     Set forth below in tabular form are the benefits or amounts to be received by or allocated to each of the named persons or groups under the Director Plan during fiscal 1997. The Committee determines the number of stock options or stock appreciation rights which may be granted to members of the Board of Directors of the Company under the Director Plan. Because such number, if any, is entirely in the discretion of the Committee, the benefits or amounts to be received by or allocated to those persons, except for the formula described above, are not determinable. The members of the Committee are not eligible to receive stock options or stock appreciation rights under the Director Plan.

                                Director Plan

Name and Position                  Dollar Value ($) Number of Units

Anthony Balinger, President,
 Chief Operating Officer and
 Director                               $60,000         10,000

Robert N. Schuck, Executive               -0-             -0-
 Vice President

Allen Mandel, Executive Vice              -0-             -0-
President

Executive Officer Group
 (3 persons named above)                $60,000         10,000

Non-Executive Officer Director
 Group (5 persons)(1)                   $300,000        50,000

Nominee for Director Group
 (6 persons)(1)                        $360,000         60,000

Associate of Director, Executive
 Officer or Nominee Group (0 persons)     -0-             -0-

5% or More Recipient Group (0 persons)    -0-             -0-

Non-Executive Officer Employee
 Group (1 person)                       $60,000         10,000

- - --------------------

(1) The number of options is estimated based on the number of options received in fiscal 1995 by the six nominees for Director named in this Proxy Statement. The total amount of options for fiscal 1996, other than the formula grant, is indeterminable at this time. While the options were granted at the fair market value of the underlying
     Common Stock on December 15, 1995, the value of the options is shown as an amount equal to the exercise price of $6.00 on the date of grant times the number of options granted on that date.

Option Price and Duration

     The exercise price per share of options granted under the Director Plan is the fair market value of the Common Stock on the date of grant, or in the case of ISOs granted to Directors who are employees holding more than 10% of the total combined voting power of all classes of stock of the Company, 110% of the fair market value of the Common Stock on the date of grant.

     Unless otherwise prescribed by the Committee or the formula grants, options granted under the Director Plan expire ten (10) years from the date of grant, or in the case of ISOs granted to Directors who are employees holding more than 10% of the total combined voting power of all classes of stock of the Company, five (5) years from the date of grant.

Exercise of Options and Payment for Stock

     Options are exercisable in accordance with the terms and conditions of the grant to the participant. At least six months must have elapsed from the date of grant to the date on which the option is exercised unless the Committee otherwise consents in writing. The exercise price of options may be paid in cash or, with the approval of the Committee, in shares of the Company's Common Stock (valued at the fair market value of the shares on the date of exercise) or by a combination thereof. An option may also be exercised by tender to the Company of a written notice together with advice of the delivery of an order to a broker to sell part or all of the shares of Common Stock subject to such exercise notice and an irrevocable order to such broker to deliver to the Company (or its transfer agent) sufficient proceeds from the sale of such shares to pay the exercise price and any withholding taxes.

     Any ISO grant includes a provision that the optionee must hold the stock received upon exercise of such ISO for a minimum of two years from the date of grant of the ISO and one year from the date of exercise of such ISO, absent the written approval, consent or waiver of the Committee.

     Notwithstanding any other provision of the Director Plan, in accordance with the Code, to the extent that the aggregate fair market value (determined at the time the ISO is granted) of the shares of Common Stock are exercisable for the first time by any Director who is an employee in any calendar year under any and all stock option plans of the Company, or its subsidiary corporations, exceeds $100,000, such options will be treated as nonqualified options.

Stock Appreciation Rights

     Stock appreciation rights may be granted by the Committee only in connection with an option granted under the Director Plan and any rights so granted will be alternative to the related option. A stock appreciation right entitles its holder to receive in shares of Common Stock the excess of the fair market value (at the date of exercise) of a share of Common Stock over the option price provided for in the related option.

Exercise of Stock Appreciation Rights

     A stock appreciation right is exercisable at the same time or times that the related option is exercisable. At least six months must have elapsed from the date of grant to the date on which a right related to an option is exercised unless the Committee otherwise consents in writing. Exercise of a stock appreciation right is effected by written notice to the Company. The Company will pay the stock appreciation right in shares of Common Stock equal to the excess of the fair market value (at the date of exercise) of a share of Common Stock over the option price provided for in the related option. The exercise of a stock appreciation right automatically results in the cancellation of the related option on a share-for-share basis.

Nontransferability

     During a participant's lifetime, an option may be exercisable only by the participant and options granted under the Director Plan and the rights and privileges conferred thereby are not subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution.

Amendment, Suspension and Termination

     The Board of Directors may at any time terminate the Director Plan or make such amendments as it deems advisable and in the best interests of the Company, except that, without the approval of the stockholders, (i) the total number of shares available for grants under the Director Plan may not be increased, (ii) the authority to administer the Plan by the Committee may not be withdrawn, (iii) the maximum term of the options may not be extended, (iv) the minimum option price of ISOs may not be decreased, (v) the price to optionees to whom options have been granted may not be changed, or (vi) the class of individuals eligible to participate in the Director Plan may not be modified. No termination or amendment will, without the participant's consent, affect or impair any of the rights under any option. Unless earlier terminated by the Committee, the Director Plan will terminate on December 15, 2005, and no stock option or stock appreciation right may be granted after that date.

Federal Income Tax Consequences

     See "Federal Tax Consequences" under the "Proposal to Approve and Ratify the Employee Stock Option and Appreciation Rights Plan" above for a description of federal tax consequences for incentive stock options and nonqualified stock options.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL AND RATIFICATION OF THE DIRECTOR STOCK OPTION AND APPRECIATION
     RIGHTS PLAN.

 * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *  * * * * * *


                               OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid Proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

                                ANNUAL REPORT

     The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 accompanies this Proxy Statement. The audited financial statements of the Company are included in such Form 10-K. Copies of the exhibits to that Form 10-K are available from the Company upon written request of a stockholder and payment of the Company's out-of-pocket expenses.


                DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
               FOR THE ANNUAL MEETING TO BE HELD IN JULY 1997

     Any proposal from a stockholder of the Company intended to be presented at the annual meeting of stockholders of the Company to be held in July 1997 must be sent to the attention of Harold Reisner, Investor Relations, Executive Telecard, Ltd., 8 Avenue C., Nanuet, New York 10954, no later than February 24, 1997 in order to be included in the Company's proxy statement and proxy relating to that meeting. Such proposal must comply with all requirements of the proxy solicitation rules of the Securities and Exchange Commission.


      SECTION 16(a) REPORTING UNDER THE SECURITIES EXCHANGE ACT OF 1934


     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of the common stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the exchange on which the common stock is listed for trading. Those persons are required by regulations promulgated under the Exchange Act to furnish the Company with copies of all reports filed pursuant to Section 16(a). When he was first elected to the Company's Board of Directors in June of 1995, Mr. Abdul Aal, a resident of the state of Bahrain, was unfamiliar with the United States laws regarding directors' duty to report trades in the Company's stock and to pay over to the Company any profits earned on "short-swing" trading of the Company's stock irrespective of whether such trades are made on the basis of any insider or nonpublic information. Accordingly, companies affiliated with Mr. Abdul Aal made a number of such trades in 1995 which may be considered to be violations of Section 16(b). Mr. Abdul Aal has agreed to cooperate with the Company in compiling the information regarding these trades, to repay the Company any profits with interest as required by law and to make the appropriate filings with the Commission. The Company is diligently pursuing an immediate resolution of this matter. In addition, in the course of the difficult and protracted proxy contest in 1995, certain of the Company's Executive Officers and Directors failed to make timely filings of ownership reports required by
Section 16(a) with the Securities and Exchange Commission. Messrs. Balinger and Sonnerberg failed to timely file reports on Form 3 for their appointments as a Director in March and Mr. Krinsley failed to timely report on Form 3 his appointment as a Director in June 1995. Messrs. Gerrity, Balinger, Mandel, Sonnerberg, Krinsley, Schuck and Warnes also failed to timely file reports on Forms 4 or 5 for their grants of options to purchase Common Stock of the Company in December 1995. All of these reports were filed in June 1996. The Company has, with the assistance of legal counsel, instituted a strict new policy for continuous reminders to the Company's Executive Officers and Directors to inform the Company of any transactions in the Company's Common Stock and to file the appropriate forms under the Exchange Act in a timely manner.

     The plaintiff in Morales v. Executive Telecard and Network Data Systems, Ltd. has alleged that, notwithstanding the Settlement Agreement between the Company and Network Data Systems, Ltd. ("NDS"), NDS has still not filed all of the reports required by Section 16(a) and is liable to the Company for additional insider trading profits. See "Transactions with Management and Others".

                                BY ORDER OF THE BOARD OF DIRECTORS


June 27, 1996                   Edward J. Gerrity, Jr.
                                Chairman of the Board

                                  APPENDIX

                          EXECUTIVE TELECARD, LTD.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     The undersigned hereby appoints Edward J. Gerrity, Jr. and Anthony Balinger, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Executive Telecard, Ltd. held of record by the undersigned on June 14, 1996, at the Annual Meeting of Stockholders to be held on July 26, 1996 or any adjournment thereof.


       1.  ELECTION OF DIRECTORS.


[  ]       FOR all nominees listed below (except as marked to the
           contrary)

[  ]       WITHHOLD AUTHORITY to vote for all the nominees listed below

           Edward J. Gerrity, Jr.           Anthony Balinger
           Stig Sonnerberg                  David W. Warnes
           Richard A. Krinsley              Ebrahim Ali Abdul Aal

       (INSTRUCTION: To withhold authority to vote for an individual nominee, cross out that nominee's name above.)


       2. PROPOSAL TO RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT CERTIFIFED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 1997.

       [  ]  FOR             [  ] AGAINST   [  ] ABSTAIN

       3. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION INCREASING THE AUTHORIZED NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK TO 100,000,000 SHARES.

       [  ]  FOR             [  ] AGAINST     [  ] ABSTAIN

       4. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION AUTHORIZING THE ISSUANCE OF UP TO 5,000,000 SHARES OF A NEW CLASS OF PREFERRED STOCK.

       [  ]  FOR             [  ] AGAINST     [  ] ABSTAIN


       5. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION ADDING A PROVISION THAT REQUIRES ANY ACTION REQUIRED OR PERMITTED TO BE TAKEN BY THE STOCKHOLDERS TO BE EFFECTED AT A DULY CALLED ANNUAL OR SPECIAL MEETING OF STOCKHOLDERS AND NOT BY A CONSENT IN WRITING BY STOCKHOLDERS.


       [  ]  FOR             [  ] AGAINST     [  ] ABSTAIN

       6. PROPOSAL TO APPROVE AND RATIFY THE COMPANY'S 1995 EMPLOYEE STOCK OPTION AND APPRECIATION RIGHTS PLAN.

       [  ]  FOR             [  ] AGAINST     [  ] ABSTAIN

       7. PROPOSAL TO APPROVE AND RATIFY THE COMPANY'S 1995 DIRECTORS STOCK OPTION AND APPRECIATION RIGHTS PLAN.

       [  ]  FOR             [  ] AGAINST     [  ] ABSTAIN

       8. To transact such other business as may properly come before the Meeting.

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6 AND 7. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO THE UNDERSIGNED.

       The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement furnished herewith.

Dated:             , 1996

                            ----------------------------------------
                            Signature(s) of Shareholder(s)

                            Signature(s) should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.


     PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ABOVE.